Exhibit 10.2

QUEPASA CORPORATION

2006 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (“Agreement”) is between Quepasa Corporation (“Company”) and                                          (the “Optionee”), and is effective as of the      day of                     , 2007 (“Date of Grant”).

RECITALS

A. The Company has adopted the Quepasa Corporation 2006 Stock Incentive Plan (“Plan”) to provide incentives to attract and retain those individuals whose services are considered unusually valuable by providing them an opportunity to own stock in the Company.

B. The Company believes that entering into this Agreement with the Optionee is consistent with those purposes. Any capitalized term not defined in this Agreement will have the meaning as set forth in the Plan.

NOW, THEREFORE, the Company and Optionee agree as follows:

AGREEMENT

1. GRANT OF OPTION. Subject to the terms of this Agreement and Article 7 of the Plan, the Company grants to the Optionee the right and option to purchase from the Company for cash all or any part of an aggregate of              shares of Stock (“Option”) of the Company (“Stock”). The delivery of any document evidencing the Option is subject to the provisions of Section 7.1(d) of the Plan. The Option granted under this Agreement is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

2. PURCHASE PRICE. The purchase price under this Agreement is $                     per share of Stock, as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the Date of Grant.

3. VESTING OF OPTION. The Option shall vest and be exercisable according to the following schedule:

[insert vesting schedule]

4. EXERCISE OF OPTION. This Option may be exercised, to the extent vested (under 3 above), in whole or in part at anytime before the Option expires by delivery of a written notice of exercise (under 5 below) and payment of the purchase price. The purchase price may be paid in cash or such other method permitted by the Committee under Section 7.1(c) of the Plan and communicated to the Optionee before the date the Optionee exercises the Option.

5. METHOD OF EXERCISING OPTION. Subject to the terms of this Agreement, the Option may be exercised by timely delivery to the Company of written notice,

which notice shall be effective on the date received by the Company. The notice shall state the Optionee’s election to exercise the Option and the number of underlying shares in respect of which an election to exercise has been made. Such notice shall be signed by the Optionee, or if the Option is exercised by a person or persons other than the Optionee because of the Optionee’s death, such notice must be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option.

6. TERM OF OPTION. The Option granted under this Agreement expires, unless sooner terminated, ten (10) years from the Date of Grant, through and including the normal close of business of the Company on the tenth (10th) anniversary of the Date of Grant (“Expiration Date”).

7. TERMINATION OF EMPLOYMENT OR SERVICE.

a. If the Optionee’s employment with, or service to, the Company terminates for any reason other than death, voluntary resignation or termination of service, or involuntary termination by the Company for Cause, the Optionee may at any time within three months after the date of his or her termination of employment or service exercise the Option to the extent that the Optionee was entitled to exercise the Option at the date of termination, provided that in no event shall the Option be exercisable after the Expiration Date. For purposes of this Agreement, the Optionee’s service will be deemed to continue if the Optionee ceases to provide services as an employee of the Company or any subsidiary, but continues to provide services immediately after his or her termination of employment as a non-employee director, consultant or independent contractor. If the Optionee dies while in the service of the Company or within three months following termination of such service (except in case of voluntary resignation or termination of service, or involuntary termination by the Company for Cause) the Option to the extent it is then exercisable may nevertheless be exercised by the Optionee’s personal representative within the three-month period following the date of death of the Optionee, provided that in no event shall the Option be exercisable after the Expiration Date.

b. If the Optionee ceases to be employed by or to provide services to the Company by reason of his voluntary resignation or termination (other than by death) or by reason of involuntary termination by the Company for Cause, this Option to the extent it is then unexercised shall automatically and without notice to Optionee, expire concurrently with such resignation or termination of employment or service.

8. NON-TRANSFERABILITY OF RIGHTS. Optionee may not assign or transfer Optionee’s rights under this Agreement, nor may Optionee subject such rights (or any of them) to execution, attachment, garnishment, or similar process, except as permitted under Section 13.4(b) of the Plan. Any such impermissible attempted assignment or transfer by Optionee shall be null and void and shall not be recognized by the Company.

9. RIGHTS OF OPTIONEE. The Optionee will have no rights as a shareholder of the Company with respect to the grant of the Option under this Agreement until and to the extent the Option is exercised and the Company issues shares of Stock to the Optionee.

10. NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE. This Option shall not confer upon Optionee any right with respect to continuance of employment or service with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company to terminate his or her employment or service at any time.

11. FEDERAL AND STATE TAXES. Optionee may incur certain liabilities for Federal, state, or local taxes in connection with the exercise of the Option hereunder, and the Company may be required by law to withhold such taxes. Upon determination of the year in which such taxes are due and the determination by the Company of the amount of taxes required to be withheld, Optionee shall pay an amount equal to the amount of Federal, state, or local taxes required to be withheld to the Company. If Optionee fails to make such payment in a timely manner, the Company may withhold and set-off against compensation and any other amounts payable to the Optionee the amount of such required payment.

12. ADJUSTMENT OF SHARES. The number of shares of Stock issued to Optionee pursuant to this Agreement shall be adjusted by the Committee pursuant to Article 14 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

13. AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of Optionee and the Company.

14. GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the state of Nevada, without regard to conflicts-of-laws principles that would require the application of any other law.

15. SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

16. ENTIRE AGREEMENT. This Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by or be liable for any statement, representation, promise, inducement, commitment, or understanding of any kind whatsoever not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Optionee has signed this Agreement, and this Agreement shall be effective as of the day and year first written above.

QUEPASA CORPORATION

By:
Its:

OPTIONEE:

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